Exhibit 99.1

October 30, 2019

Aradigm Announces Withdrawal of European Marketing Authorization Application (MAA) for Linhaliq

Newark Calif., October 30, 2019 - (BUSINESSWIRE) - Aradigm Corporation (OTCQB: ARDMQ) (“Aradigm” or the “Company”) today announced that following a recent Oral Explanation, it has withdrawn its Marketing Authorization Application (MAA) for Linhaliq as a treatment for non-cystic fibrosis bronchiectasis (NCFBE) patients with chronic lung infections with Pseudomonas aeruginosa (P. aeruginosa). The decision follows recent interactions with the European Medicines Agency (EMA) Committee for Medicinal Products for Human Use (CHMP), during which the Company learned that the CHMP was likely to formally adopt a negative opinion in its evaluation of the application.

On February 15, 2019, Aradigm filed a petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, Case no. 19-40363. Information regarding Aradigm’s bankruptcy case and Aradigm’s Monthly Operating Reports may be obtained from the Bankruptcy Court. The Bankruptcy Court will hold a Status Conference in Aradigm’s bankruptcy case on Novermber 6, 2019.

The Company has engaged Evergreen M&A Partners, LLC to facilitate the sale of substantially all of Aradigm’s assets, including its core intellectual property rights, and expects to secure initial bids for those assets within the next 30 to 60 days. Any final sale transaction will be subject to Bankruptcy Court review and approval following an auction process. The proceeds from the sale would be distributed to satisfy the claims of the Company’s creditors, also subject to Court approval. Remaining assets, if any, would then be distributed to the Company’s stockholders.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm remains confident in the efficacy, safety and quality of Apulmiq (US) / Linhaliq (EMA). Aradigm is currently in Phase 3 development of Apulmiq/Linhaliq (an investigational proprietary formulation of ciprofloxacin for inhalation) for the treatment of patients with NCFBE and chronic lung infection with P. aeruginosa. Aradigm’s inhaled ciprofloxacin formulations are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

About Non-Cystic Fibrosis Bronchiectasis

Non-Cystic Fibrosis Bronchiectasis (NCFBE) is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. NCFBE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Apulmiq/Linhaliq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 23, 2018, and the Company’s Quarterly Reports on Form 10-Q.

More information about Aradigm can be found at www.aradigm.com.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation. Apulmiq and Linhaliq are registered trademarks of Grifols, S.A.

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Aradigm Corporation

John M. Siebert, 510-265-9000

Acting Principal Executive Officer